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                                                           EXHIBIT 11
FIRST COMMERCE CORPORATION AND SUBSIDIARIES

COMPUTATION OF EARNINGS PER SHARE


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                                                Three Months Ended
                                                      March 31
                                              _______________________
                                                 1995        1994
                                                          (Restated)*
                                              __________   __________
Primary earnings per share
__________________________

Weighted average number of common shares
  outstanding                                 28,969,862   28,836,638
Shares from assumed exercise of options,
    net of treasury stock method                 134,044      171,019
Less shares held in treasury                           -            -
                                              __________   __________
                                              29,103,906   29,007,657
                                              ==========   ==========
Net income (in thousands)                         10,633       27,428
Preferred dividend requirements                    1,087        1,087
                                              __________   __________
Income applicable to common shares                 9,546       26,341
                                              ==========   ==========
Per common share                                    $.33         $.91


Fully diluted earnings per share **
___________________________________
Weighted average number of shares
  outstanding, net of shares held in treasury 28,969,862 28,836,638 Shares from assumed exercise of options,
    net of treasury stock method                 134,044      171,038
Shares from assumed conversion of dilutive
  convertible notes and debentures:
      Preferred stock                                  -    2,794,064
      Convertible debentures                           -    3,148,791
                                              __________   __________
                                              29,103,906   34,950,531
                                              ==========   ==========
Income applicable to common shares                 9,546       26,341
Expenses that would not have been incurred
  if assumed conversions occurred:
      Preferred dividend requirements                  -        1,087
      Interest expense, net of tax                     -        1,740
                                              __________   __________
Income applicable to common shares plus
  expenses that would not have been incurred
  if assumed conversions occurred                  9,546       29,168
                                              ==========   ==========
Per common share                                    $.33         $.83


  * 1994 data has been restated to reflect the effect of First Bancshares, Inc. **For the first quarter of 1995, convertible items were antidilutive;
    therefore, the primary and fully diluted EPS computations are the same.

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